Bradley Pharmaceuticals, Inc. and Subsidiaries

                        CONSOLIDATED BALANCE SHEETS


                                                       December 31,
                 ASSETS                            1998         1997

CURRENT ASSETS
  Cash and cash equivalents                   $  1,417,746  $    513,971
  Accounts receivable - net of allowance
    for doubtful accounts of $411,000 in
    1998, $61,000 in 1997                        4,215,303     1,748,856
  Inventory                                      1,506,731       977,344
  Prepaid samples and materials                  1,144,912     1,517,813
  Prepaid expenses and other                        33,252        12,629
                                               ------------  ------------
    Total current assets                         8,317,944     4,770,613

PROPERTY AND EQUIPMENT-AT COST, less
  accumulated depreciation of $1,001,000
  in 1998, $1,050,000 in 1997                      357,010       277,805

INTANGIBLE ASSETS, NET                          13,778,878    13,044,147

OTHER ASSETS                                       110,429        89,317
                                               ------------  ------------
                                              $ 22,564,261  $ 18,181,882
                                               ============  ============










The accompanying notes are an integral part of these statements.


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